Exhibit 99.2

NeurogesX, Inc.

Fourth Quarter and Year End 2008 Earnings Conference Call

March 20, 2009

Operator:

Greetings ladies and gentlemen and welcome to the NeurogesX Inc. Fourth quarter and year-end 2008 earnings call.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Carol Ruth of The Ruth Group. Thank you Ms. Ruth. You may begin.

TRG:

Thank you, Operator. Joining us on the call today are Tony DiTonno, Chief Executive Officer and Stephen Ghiglieri, Chief Financial Officer.

Statements in this conference call regarding NeurogesX business which are not historical facts may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, or “The Act.” NeurogesX disclaims any intent or obligation to update these forward-looking statements and claims protection of the Safe Harbor for forward-looking statements contained in the Act.

Forward looking statements may include, but are not limited to, statements relating to regulatory submissions, including potential receipt of, and timing regarding, decisions or approvals with respect to such submissions; estimated Prescription Drug User Fee Act, or PDUFA date timing; the timing of potential product launch of QutenzaTM (formerly NGX-4010); the expected benefits of the Company’s product candidates; the potential for development of, and benefits from, drug candidates from the Company’s prodrug platforms, including the potential of outlicensing these drug candidates to obtain funding for launch of Qutenza and further development of NGX-1998; plans for entry into a European or U.S. commercialization partnership, including the timing with respect to entry into such a partnership in Europe; plans for commercialization of Qutenza; strategies to obtain reimbursement for end-users of Qutenza; plans for potential label expansion efforts; plans for clinical development of NGX-1998; the market opportunity for the Company’s product candidates; expectations regarding expenses and cash burn rate; and the sufficiency of cash resources to fund the Company’s operations through regulatory decisions and through at least December 31, 2009.

Actual results may differ from these discussed here today. Factors that may affect the outcome of forward-looking statements are explained in the risk factors section of our filings with SEC, including our 10-Q for the third quarter of 2008, which was filed on November 7, 2008 and our 10-K for the 2008 fiscal year, which is expected to be on file with the SEC by the end of next week.

Now I would like to turn the call over to Tony DiTonno, Chief Executive Officer of NeurogesX.

Anthony DiTonno:

Thank you, Carol and thanks to all of you for joining us this afternoon.

During this call, I’ll provide an update on our continued progress with regulatory and pre-commercialization activities for Qutenza, along with some insight into our upcoming initiatives. Then Stephen will give you an overview of our financial results for the fourth quarter and year ended December 31, 2008. Then we’ll open the call for questions.

First and most significantly, I hope you saw our announcement yesterday that the Committee for Medicinal Products for Human Use or CHMP of the European Medicines Agency or EMEA, has issued a positive opinion regarding our marketing authorization application or MAA. The CHMP has recommended marketing authorization for Qutenza for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products.

A positive milestone like this can only result from a lot of hard work to put together a quality submission and then working with the regulatory authorities to answer questions and issues that arise during the review of the marketing application. Our team did a great job throughout the whole process, and I congratulate everyone at NeurogesX on their efforts, which have been tremendously fruitful.

The CHMP’s positive recommendation for approval will now be evaluated by the European Commission, a process which typically takes 60 to 90 days. When the European Commission issues its decision on the recommendation, if also positive, this would constitute approval of our marketing application. Actual launch of Qutenza will be determined by our potential commercial partner and will also be affected in many countries in Europe by the process of establishing a selling price. Therefore, we believe that a launch of Qutenza would likely occur late this year or potentially early next year.

As is quite common in CHMP recommendations for approval, the CHMP has requested that we perform certain post-approval evaluations of Qutenza. These include a long-term safety study in on-label indications, as well as a safety and efficacy study in painful diabetic neuropathy, or PDN. We are hopeful that the results of this study in PDN, if successful will support our goal of label expansion in the EU to include diabetics.

You may recall that our MAA submission included several phase three studies in post-herpetic neuralgia, or PHN, and HIV-distal sensory polyneuropathy, or HIV-DSP. We also have open-label Phase II data in PDN, however, to date we have not accumulated significant long term safety data in this population. Therefore the CHMP’s proposed label is not entirely unexpected.

As our European regulatory process nears completion, we are moving rapidly to complete our discussions with potential commercial partners in Europe. We are currently evaluating term sheets and anticipate identifying a partner and finalizing a relationship within the first half of this year. Once our partnership is solidified, we will begin working with our partner on the details surrounding our post-marketing commitments. We expect that these studies will be funded, in part by our partner.

Now that I have updated you on the positive news from Europe, I would like to update you on our regulatory progress in the United States. In October 2008, we submitted our new drug application, or NDA for Qutenza for PHN, which was officially accepted for filing by the Food and Drug Administration, or FDA in December with a scheduled PDUFA date of August 16, 2009. The FDA seems to be working diligently on our marketing application and we are encouraged that the agency appears to be moving through our application to our expectations.

As we discussed on our last quarterly conference call, we are focusing our resources on the regulatory approvals and potential commercial launch of Qutenza. As a result, we have deferred all R&D activities for Qutenza, our follow-on liquid formulation NGX-1998, and our preclinical prodrug programs until we secure additional funds through a partnership or non-equity based financing.

Although we have cut spending across the board, we continue to make progress on our reimbursement and pre-commercialization activities for Qutenza. We have initiated market research comparing and contrasting various reimbursement outcomes as we work with our consultants to stay abreast of policy changes that could potentially impact the marketing of Qutenza.

Within the scientific community, on the publications and medical education front, we have been actively publishing our clinical data on Qutenza. Our first successful Phase 3 study in PHN, was published in Lancet Neurology in December 2008 and Qutenza was the subject of poster presentations and abstracts at the American Academy of Pain Management conference earlier this year.

With the potential for European and U.S. commercial partnerships, and other non-equity based sources of funding, we do not currently intend to raise equity capital in the public markets. We believe funds that may be available from these sources may provide us with the means to launch Qutenza in the U.S. using our own targeted specialty sales force.

In the past we have discussed our belief that a highly concentrated group of pain specialists treat refractory and difficult-to-treat neuropathic pain patients and that this physician group could be a natural fit for Qutenza. While we have always intended to field our own commercial team, we are also exploring a number of different alternatives to partner in the US to maximize the launch of Qutenza among a broader physician group.

I could not be more pleased with where NeurogesX is as a company at this point in time. We are now on the brink of realizing our long standing mission to bring Qutenza to market for neuropathic pain patients. 2009 has the potential to be a break out year for NeurogesX given the potential for us to receive final approval in Europe, an EU commercial partnership, and a decision from the FDA on our NDA for Qutenza in PHN.

I would now like to turn the call over the Stephen Ghiglieri, our Chief Financial Officer, who will take us through our fourth quarter and year end 2008 results.

Thanks Tony. Our results for the fourth quarter of 2008 are summarized in today’s earnings release that you should have seen or can access on our website. In addition, we expect to file our 10K on or about March 26, so you can find more detailed disclosures about our full year 2008 results at that time.

Our fourth quarter and full year financial results reflect reduced spending both year-over-year and quarter-over-quarter. Throughout the year, we preserved cash as uncertainties in financial markets caused us to question the potential availability of additional capital. As we discussed during our last conference call, we are focused on regulatory and pre-commercialization activities related to Qutenza and have deferred our research and development activities for further clinical development of Qutenza, NGX-1998 and our preclinical programs. The potential for Qutenza approval and subsequent launch in the European Union and United States. continue to be our top priorities and the focus of our spending. We are devoting a substantial amount of attention and effort towards establishing commercial partnerships, at a minimum in the EU, and potentially in the U.S.

We believe that our conservative spending plans will enable our existing cash resources to fund our operations through at least the end of this year. What is not factored into our cash forecasts however, are the potential proceeds that might result from our partnering strategies, the potential for sharing costs of the US launch with a US commercial partner or amounts potentially available through non-equity based financing, all of which we believe will enable us to launch Qutenza in the US, if approved.

For the three months ended December 31, 2008, we recorded total operating expenses of approximately $4.7 million, down 42% from $8.1 million in the fourth quarter of 2008, and lower by 25% from $6.3 million in the third quarter of 2008.

Our operating expenses include noncash stock-based compensation within a range of approximately $300,000 to $400,000 in all quarterly periods mentioned.

Our research and development expenses for the fourth quarter totaled approximately $2.5 million, or $3.2 million less than the year ago period when these expenses were approximately $5.7 million. This decrease reflected our shift towards regulatory and pre-commercialization activities during 2008, after substantially completing our Phase 3 clinical studies of Qutenza near the end of 2007. With our efforts focused on managing the regulatory review process in both Europe and the U.S., we had no large scale clinical studies ongoing in the fourth quarter of 2008.

Our general and administrative expenses for the quarter ended December 31, 2008 totaled approximately $2.2 million, a $200,000 decrease from $2.4 million during the year ago period.

Our net loss for the fourth quarter of 2008 totaled approximately $4.8 million, or 27 cents per common share, compared to a net loss of $7.9 million, or 58 cents per common share, in the year ago period.

The total number of shares used to calculate EPS were 17,553,133 and 13,570,572 during the fourth quarters of 2008 and 2007, respectively.

Turning to the 12 months ended December 31, 2008, our operating expenses totaled $26.3 million, a 20% decrease from $32.8 million for the year ended December 31, 2007.

Research and development expenses for the full year 2008, totaled $16.1 million, down 36% from $25.3 million during the full year 2007. This decrease, reflected our shift towards regulatory and pre-commercialization activities during 2008, after substantially completing our Phase 3 clinical studies of Qutenza near the end of 2007. The year over year decrease also reflected a decrease in manufacturing development activities.

General and administrative expenses for the full year 2008 totaled $10.2 million, which represents a $2.7 million, or 37% increase, from $7.5 million during the full year 2007. The increase was due mainly to an increase in spending related to pre-commercialization activities and additional costs of being a public company since we completed our IPO in May 2007.

Our net loss attributable for common stockholders for 2008 totaled approximately $26 million, or $1.49 per common share, compared to a net loss of $37million, or $4.06 per common share, in 2007. The 2007 net loss per share included a charge of $4.6 million related to accretion of our redeemable preferred stock prior to becoming a public company. Upon completing our public offering, preferred stock converted to common stock and the carrying value of the common was converted to additional paid in capital.

The shares used to calculate EPS were 17,519,415 and 9,017,627 for the 2008 and 2007 full years, respectively.

At December 31, 2008, cash, cash equivalents and short-term investments totaled $24.5 million, compared to $30.8 million at September 30, 2008. During the most recent quarter, cash of approximately $5.3 million was used in operating activities, while approximately $1.0 million was used for the scheduled principal repayment of our venture debt. The outstanding principal balance of our venture debt, which we originally entered into in 2006, was approximately $3 million at December 31, 2008. This amount is expected to be fully retired by January 2010 in accordance with the planned repayment schedule.

We anticipate that our cash burn for 2009, including debt repayment, will average approximately $6 to $6.5 million per quarter. Our cash burn rate is expected to decline as we move into the second half of 2009, when our scheduled debt repayments will be reduced. While we are focused on regulatory and pre-commercialization activities for Qutenza, our hiring of and expenses associated with a U.S. sales force will be gated by product approval by the FDA.

Importantly, we expect that our existing cash balances will provide sufficient runway through the expected timing of the FDA’s decision on our NDA and at least through December 31, 2009. Going forward we intend to maintain our current spending levels until we have, at a minimum, the European Commission’s final decision on Qutenza, and a commercial partnership for Europe.

As we gain additional funding resources, potentially through partnering activities or other non-equity based financing activities, we will re-evaluate planned investments for all of our key programs, giving top priority to supporting a successful commercial launch of Qutenza.

Overall, we are thrilled to have received a positive opinion from the CHMP recommending approval of Qutenza for the treatment of peripheral neuropathic pain in non-diabetic adults . 2009 looks to be an exciting year for NeurogesX, filled with the potential to realize several value-creating milestones for our shareholders as we transition into a commercial-stage company.

I’ll now hand the call back over to Tony to wrap up our prepared remarks.

Anthony DiTonno:

Thanks Stephen.

2009 is shaping up to be a break out year for NeurogesX. As always, we appreciate your continued interest in our progress.

We will now open the call up for questions.

Operator?

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